Exhibit 10.37

          AMENDED RATIFICATION AND AMENDMENT AGREEMENT


          AMENDED RATIFICATION AND AMENDMENT AGREEMENT (the "Ratification Agreement") dated as of August 12, 1996, by and between AMERICAN WHITE CROSS, INC., a Delaware corporation, as Debtor and Debtor-in-Possession ("Debtor"), the surviving corporation of the merger of The American White Cross Laboratories, Inc. ("AWCL") into NPM Healthcare Products, Inc. ("NPM"), whose name was thereafter changed to American White Cross, Inc., and CONGRESS FINANCIAL CORPORATION (NEW ENGLAND), a Massachusetts corporation ("Lender").


                      W I T N E S S E T H:


          WHEREAS, Debtor, Weaver Manufacturing Corporation ("Weaver") and Acme/Chaston Puerto Rico, Inc. ("Acme"; and together with Weaver, collectively, "Guarantors") have commenced cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware and Debtor and Guarantors have retained possession of their respective assets and are authorized under the Bankruptcy Code to continue the operation of their respective businesses as debtors-in-possession; and

          WHEREAS, prior to the commencement of the Chapter 11 Case (as hereinafter defined), Lender made loans and advances to AWCL and NPM secured by certain assets and properties of AWCL and NPM as set forth in the Guarantor Agreements (as hereinafter defined), each of Guarantors guaranteed the obligations of each of AWCL and NPM to Lender as set forth in the Guarantor Agreements and AWCL merged into and with NPM, with NPM as the surviving corporation, whose name was thereafter changed to American White Cross, Inc.; and

          WHEREAS, the Bankruptcy Court has entered a Final Financing Order, Granting Senior Liens and Priority Administrative Expense, Modifying Automatic Stay and Authorizing the Debtors to Ratify, Assume, Amend and Enter into Agreements with Congress Financial Corporation (New England) (the "Interim Financing Order")

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pursuant to which Lender may make post-petition loans and advances to Debtor and Guarantors secured by all assets and properties of Debtor as set forth in the Interim Financing Order and the Financing Agreements; and

          WHEREAS, the Final Financing Order, or any Interim
Financing Order, provides that as a condition to the making of such post-petition loans and advances, Debtor shall execute and deliver this Ratification Agreement; and

          WHEREAS, Debtor desires to reaffirm its obligations pursuant to the Financing Agreements and acknowledge its continuing liabilities to Lender thereunder in order to induce Lender to make such post-petition loans and advances to Debtor; and

          WHEREAS, Debtor has also requested that Lender make amendments to certain of the Financing Agreements and Lender is willing to do so subject to the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Debtor mutually covenant, warrant and agree as follows:

          1.         DEFINITIONS

        1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Financing Agreements (and any defined terms similar to those set forth below) shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

                   (a)    "Accounts Agreement" shall mean the
Accounts Financing Agreement [Security Agreement], dated May 25, 1993, by and among Lender, AWCL and NPM and the Covenant Supplement to the Accounts Financing Agreement [Security Agreement], dated May 25, 1993, by and among Lender, AWCL and NPM (the "Covenant Supplement"), and each other supplement to the Accounts Financing Agreement [Security Agreement], each as heretofore amended and supplemented, including without limitation, pursuant to the terms of the First Amendment to Financing Agreements, dated as of November 30, 1993, the Second Amendment to Financing Agreements, dated March 1, 1994 and the Third Amendment to Financing Agreements, dated as of October 6, 1995, as all of the foregoing now exist, are modified hereby or are hereafter amended, modified, supplemented, extended, renewed, restated or replaced.

                   (b) "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of loans which would otherwise be available to Debtor under the lending formulas provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value,
(ii) the assets, business or prospects of Debtor or any Obligor or
(iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Debtor or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default of may, with notice or passage of time or both, constitute an Event of Default.

                   (c) "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

                  (d) "Bankruptcy Court" shall mean the United States Bankruptcy Court or the United States District Court for the District of Delaware.

                   (e) "Chapter 11 Case" shall mean the Chapter 11 Case of the Debtor under the Bankruptcy Code referred to as In re: American White Cross, Inc. pending in the Bankruptcy Court.

                   (f)    "Collateral" shall mean, collectively,
the PrePetition Collateral (as defined herein) and the Post-
Petition Collateral (as defined herein).

                   (g) "Equipment" shall mean, collectively, all equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, dies, jigs, furniture, trade fixtures and fixtures, whether owned or leased, and all interests of Debtor under or pursuant to any lease of equipment, whether as lessor or lessee, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, substitutions and replacements thereof, wherever located, whether now owned or hereafter acquired by Debtor, including without limitation, all equipment listed on Exhibit A hereto.

                    (h)     "Financing Agreements" shall mean,
collectively, the Accounts Agreement (as defined herein), together with all supplements, agreements, notes, documents, instruments and guarantees at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, the Guarantor Agreements and the agreements listed on Exhibit B hereto, as all of the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                     (i)    "Financing Order" shall mean the
Interim Financing Order, the Final Financing Order and such other orders relating thereto or authorizing the granting of credit by Lender to the Debtors on an emergency, interim, permanent or final basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court.

                     (j)    "Guarantor Agreements" shall mean,
collectively, the Guarantee and Waiver, dated May 25, 1993, by Weaver in favor of Lender of the obligations of Debtor to Lender, the Amended and Restated Guarantee and Waiver, dated May 25, 1993, by Acme in favor of Lender of the obligations of Debtor to Lender, the General Security Agreement, dated May 25, 1993, by Weaver in favor of Lender, the Amendments to Factor's Lien Contract and other Puerto Rico Security Documents, dated May 25, 1993, by Acme in favor of Lender, together with all supplements, agreements and documents at any time executed and/or delivered in connection therewith or related thereto, as all of the same now exist or may hereafter be amended, modified, supplemented, extended, renewed restated or replaced.

                    (k)    "Petition Date" shall mean the date of
the commencement of the Chapter 11 Case.

                    (l) "Pre-Petition Collateral" shall mean all "Collateral" as such term is defined in the Accounts Agreement and all other security for the Pre-Petition Obligations as provided in the Financing Agreements immediately prior to the Petition Date, including, without limitation, the assets and properties of each of Guarantors upon which Lender is granted a security interest or lien pursuant to the Guarantor Agreements.

                     (m)    "Pre-Petition Obligations" shall mean
all loans, advances, debts, obligations, liabilities, indebtedness, covenants and duties of Debtor to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising before the Petition Date and whether arising under or related to the Financing Agreements, by operation of law or otherwise and whether incurred by Debtor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, unused line fees, servicing fees, early termination fees, other fees, commissions, costs, expenses and attorneys' and accountants' fees and expenses incurred in connection with any of the foregoing.

                     (n)    "Post-Petition Collateral" shall mean
all the assets and properties of each of Guarantors upon which Lender is granted a security interest or lien pursuant to the Guarantor Agreements and all of the following types or items of property of Debtor and all other property of the Debtor's estate upon which Lender is granted a security interest or lien pursuant to the Financing Order or any other order entered or issued by the Bankruptcy Court or by any United States Bankruptcy or District Court Judge:

                     (A) all present and future: (1) accounts, contract rights, general intangibles, chattel paper, documents and instruments (collectively, "Accounts"), including, without limitation, all obligations for the payment of money arising out of the sale, lease or other disposition of goods or other property or rendition of services; (2) all monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Debtor's deposits (general or special), balances, sums and credits with Lender at any time existing; (3) all of Debtor's right, title and interest, and all of Debtor's rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligations of any Account Debtor, and credit and other insurance; (4) all of Debtor's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Accounts or other Collateral, including, without limitation, all returned, reclaimed or repossessed goods; (5) all deposit accounts; (6) all books, records, ledger cards, computer programs, and other property and general intangibles evidencing or relating to the Accounts, Inventory, Equipment and any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored; (7) all other general intangibles of every kind and description, including without limitation, trade names, trademarks and service marks, and the goodwill of the business symbolized thereby, patents, copyrights and applications for the foregoing, licenses, whether as licensor or licensee, Federal, State, local, foreign and duty tax refund claims of all kinds, any present and future rights, interests or claims to any refunds, monies or sums for overpayments in or to any employee benefit plan of Debtor, or upon termination of any such plan, including, without limitation, Debtor's interest in any employer reversion (as defined by the Internal Revenue Code of 1986), any refunds, monies or sums remitted to Debtor with respect to any such overpayments in or to any such plan or upon termination of any such plan, processes, drawings, blueprints, customer lists, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures, letters of credit, bankers' acceptances and guaranties;

                     (B)    all raw materials, work-in-process,
finished goods and all other inventory of whatsoever kind or nature, wherever located, whether now owned or hereafter existing or acquired by Debtor, including, without limitation, all wrapping, packaging, advertising, shipping materials and all other goods consumed in Debtor's business, all labels and other devices, names or marks affixed or to be affixed thereto for purposes of selling or identifying the same or the seller, manufacturer, lessor or licensor thereof and all right, title and interest therein and thereto;

                       (C)    Equipment;

                       (D)   all books, records, documents, other
property and general intangibles at any time relating to the inventory and the Equipment;

                       (E)    all claims, rights, interests, assets
and properties recovered by or on behalf of Debtor or any trustee of Debtor (whether in Debtor's Chapter 11 Case or any subsequent case to which the Chapter 11 Case is converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Sections 550, 552, 545, 547, 548, 549 and 553 of the Bankruptcy Code; and

                         (F)    all products and proceeds of the
foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

                    (o) "Post-Petition Obligations" shall mean all now existing and hereafter arising loans, advances, letter of credit accommodations, debts, obligations, liabilities, covenants and duties of Debtor to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Case, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Case, and whether arising under or related to this Agreement, the other Financing Agreements, a Financing Order, by operation of law or otherwise, and whether incurred by Debtor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, unused line fees, servicing fees, early termination fees, other fees, commissions, costs, expenses and attorneys' and accountants' fees and expenses incurred in connection with any of the foregoing.





              1.2    Amendments to Definitions in Financing Agreements.

                     (a)    All references to the term "Accounts
Agreement" in any of the Financing Agreements shall be deemed and each such reference is hereby amended to mean the Accounts Agreement, as defined herein and amended hereby and ratified, assumed and adopted by Debtor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                     (b) All references to the term "Collateral" in any of the Financing Agreements or any other term referring to the security for the Pre-Petition Obligations in any of the Financing Agreements shall be deemed and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

                     (c)    All references to Debtor, including,
without limitation, to the terms "Borrower", "Debtor", "us", "we" or "our" in any of the Financing Agreements, shall be deemed and each such reference is hereby amended to mean and include the Debtor as defined herein, and its successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

                      (d)    All references to Lender, including,
without limitation, to the terms "Congress", "you" or "your" in any of the Financing Agreements, shall be deemed and each such reference is hereby amended to mean and include Lender as defined herein, and its successors and assigns.

                      (e)    All references to the term "Financing
Agreements" in any of the Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Agreement, all of the Financing Agreements as ratified, assumed and adopted by Debtor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                       (f)    All references to the term
"Obligations" in this Agreement and in any of the Financing
Agreements shall be deemed and each such reference in the Financing Agreements is hereby amended to mean, both the Pre-Petition
Obligations and the Post-Petition Obligations.

             1.3    Interpretation.

                        (a)    For purposes of this Agreement,
unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Accounts Agreement (as defined herein).

                         (b)    All references to the terms
"Lender", "Debtor" or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its respective successors and assigns.

                         (c)    All references to any term in the
singular shall include the plural and all references to any term in the plural shall include the singular.

                          (d)    All terms not specifically defined
herein which are defined in the UCC shall has the meaning set forth therein, except that the term "Lien" or "lien" shall has the meaning set forth in section 101(37) of the Bankruptcy Code.

              2.    ACKNOWLEDGMENT

              2.1 Pre-Petition Obligations. Debtor hereby acknowledges, confirms and agrees that Debtor is indebted to Lender for the Pre-Petition Obligations, as of the close of business on July 16, 1996, in respect of the loans and other credit accommodations made pursuant to the Financing Agreements in the principal amount of approximately $21,375,656.96 together with interest accrued and accruing thereon, in each case together with costs, expenses, fees (including reasonable attorneys' fees and legal expenses) and other charges now or hereafter owed by Debtor to Lender, all of which are unconditionally owing by Debtor to Lender, without offset, defense or counterclaim of any kind, nature and description whatsoever.

               2.2 Acknowledgment of Security Interests. Debtor and Guarantors hereby acknowledge, confirm and agree that Lender has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Lender pursuant to the Financing Agreements and Guarantor Agreements as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Lender under the Financing Order or hereunder or under any of the other Financing Agreements, Guarantor Agreements or otherwise granted to or held by Lender.

                2.3   Binding Effect of Documents.

                (a) Debtor hereby acknowledges, confirms and agrees that: (i) each of the Financing Agreements to which it is a party has been duly executed and delivered to Lender by Debtor and each is in full force and effect as of the date hereof, the (ii) agreements and obligations of Debtor contained in the Financing Agreements constitute the legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their respective terms and Debtor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (iii) Lender is and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements and the Financing Order.

                (b) Each of Guarantors hereby acknowledges, confirms and agrees that: (i) each of the Guarantor Agreements to which it is a party has been duly executed and delivered to Lender by such Guarantor and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of each Guarantor contained in the Guarantor Agreements constitute the legal, valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their respective terms and Guarantors have no valid defense, offset or counterclaim to the enforcement of such obligations and (iii) Lender is and shall be entitled to all of the rights, remedies and benefits provided for in the Guarantor Agreements, the Financing Agreements and the Financing Order.

                 3.    ADOPTION AND RATIFICATION

                (a) Debtor hereby (i) ratifies, assumes, adopts and agrees to be bound by the Financing Agreements and (ii) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of the Financing Agreements and the Financing Order. All of the Financing Agreements are hereby incorporated herein by reference and are hereby and shall be deemed adopted and assumed in full by Debtor, as Debtor and Debtor-in-Possession, and considered as agreements between Debtor and Lender. Debtor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and Debtor agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Financing Agreements to which Debtor is a party.


                (b) Each Guarantor hereby (i) ratifies, assumes, adopts and agrees to be bound by the Guarantor Agreements and (ii) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of the Guarantor Agreements, the Financing Agreements and the Financing Order. All of the Guarantor Agreements are hereby incorporated herein by reference and are hereby and shall be deemed adopted and assumed in full by each of Guarantors, as Debtor and Debtor-in-Possession, and considered as agreements between each Guarantor and Lender. Each Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Guarantor Agreements and Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and each Guarantor agrees to be fully bound, as

Debtor and Debtor-in-Possession, by the terms of the Guarantor
Agreements to which it is a party. Each Guarantor is authorized to execute and deliver to Lender a letter agreement ratifying the Guarantor Agreements to which such Guarantor is a party.

          4    GRANT OF SECURITY INTEREST

          4.1  Existing Collateral

          (a) As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Debtor, as Debtor and Debtorin-Possession, and each Guarantor, as Debtor and Debtor-in-Possession, hereby grant, pledge and assign to Lender, and also confirm, reaffirm and restate the prior grant to Lender of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.

         (b) Debtor hereby grants, pledges and assigns to Lender, and also confirms, reaffirms and restates the prior grant to Lender of continuing security interests in and liens upon, and rights of setoff against certain real property owned by Debtor pursuant to the Mortgage, dated October 27, 1993, by AWCL in favor of Lender, and more particularly described in Exhibit C hereto, as collateral security for the prompt performance, observance and payment in full of the Obligations (including the PrePetition Obligations and the Post-Petition Obligations) in the outstanding principal amount not to exceed $500,000 plus interest, costs and expenses.

          4.2 Additional Collateral. As additional security for the prompt performance, observance and payment in full of all Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Debtor, as Debtor and Debtor-in-Possession, hereby grants to Lender a continuing security interest in, a lien upon, and a right of setoff against, and Debtor hereby assigns, transfers and pledges to Lender (a) the Equipment; (b) all books, records, documents, other property and general intangibles at any time relating to the Equipment; and (c) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

          5   ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

          In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Debtor to Lender, whether pursuant to the Financing Agreements or otherwise, and not in limitation thereof, Debtor hereby represents, warrants and covenants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which, or compliance with, being a continuing condition of the making of loans by Lender:

           5.1 Financing Order. The Financing Order has been duly entered, is valid, subsisting and continuing and has not beenvacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court and is not subject to any pending appeal or stay.



            5.2 Use of Proceeds. All loans provided by Lender to Debtor pursuant to the Financing Order, the Accounts Agreement or otherwise, shall be used by Debtor for general operating and working capital purposes in the ordinary course of Debtor's business. No portion of any administrative expense claim or other claim relating to the Chapter 11 Case shall be paid with the proceeds of such loans provided by Lender to Debtor, other than those administrative expense claims and other claims relating to the Chapter 11 Case directly attributable to the operation of the business of Debtor.

            5.3 Defaults Under Other Indebtedness. The Debtor-in-Possession is not in default in the payment of any amounts at any time due on any material indebtedness arising after the Petition Date owed by the Debtor-in-Possession or in the performance of any other material terms or covenants of any evidence of such Indebtedness or of any mortgage, security agreement, indenture, pledge or other agreement relating thereto or securing such Indebtedness.

             5.4  Equipment

               (a) Debtor is and shall be, with respect to the Equipment, the owner of such Equipment free from any lien, security interest, claim and encumbrance of any kind, except in favor of

Lender and as set forth on Exhibit E annexed hereto and made a part hereof.

              (b) The only locations of the Equipment are those addresses listed on Exhibit F annexed hereto and made a part hereof. Exhibit F sets forth the owner and/or operator of the premises at such addresses for all locations which Debtor does not own and operate and all mortgages, if any, with respect to the premises. Debtor shall not remove any Equipment from such locations without the prior written consent of Lender.

                    (c) Debtor shall at all times maintain, with financially sound and reputable insurers, casualty and hazard insurance with respect to the Equipment for not less than its full market value and against all risks to which it may be exposed. All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Lender and shall provide for thirty (30) days' minimum prior cancellation notice in writing to Lender. Lender may act as attorney for Debtor in obtaining, adjusting, settling, amending and cancelling such insurance.
Debtor shall promptly (i) obtain endorsements to all existing and future insurance policies with respect to the Equipment specifying that the proceeds of such insurance shall be payable to Lender and Debtor as their interests may appear and further specifying that Lender shall be paid regardless of any act, omission or breach of warranty by Debtor, (ii) deliver to Lender an original executed copy of, or executed certificate of the insurance carrier with respect to, such endorsement and, at Lender's request, the original or a certified duplicate copy of the underlying insurance policy and (iii) deliver to Lender such other evidence which is satisfactory to Lender of compliance with the provisions hereof.

                 (d)  Debtor shall promptly notify Lender in
writing of the details of any loss, damage, investigation, action, suit, proceeding or claim relating to the Equipment or which would result in any material adverse change in Debtor's business, properties, assets, goodwill or condition, financial or otherwise.

                  (e) At Lender's option, Lender may apply any insurance monies received at any time to the cost of repairs to or replacement for the Equipment and/or to payment of any of the Obligations, whether or not due, in any order and in such manner as Lender in its sole discretion, may determine.

                  (f) Upon Lender's request, at any time and from time to time, Debtor shall, at its sole cost and expense, execute and deliver to Lender written reports or appraisals as to the Equipment listing all items and categories thereof, describing the condition of same and setting forth the value thereof the lower of net cost less depreciation, fair market value and/or liquidation value of the Equipment), in such form as is satisfactory to Lender.

                 (g) Debtor shall, at its own expense, keep the Equipment in first class order, repair, running and marketable condition.

                 (h) Debtor shall (i) use, store and maintain the Equipment with all reasonable case and caution and (ii) use the Equipment for lawful purposes only and in conformity with applicable laws, ordinances and regulations.

                 (i)  The Equipment is and shall be used in
Debtor's business and not for personal, family, household or farming use.

                 (j)  The Equipment is now and shall remain
personal property and Debtor shall not permit any of the Equipment to be or become a part of or affixed to real property without (i) prior written notice to Lender and Lender's written consent and
(ii) first making all arrangements, and delivering or causing to be delivered to Lender, such agreements and other documentation requested by Lender for the protection and preservation of Lender's security interests and liens, in form and satisfactory to Lender, including, without limitation, waivers and subordination agreements by any landlords or mortgages of statutory and non-statutory liens and rights of distraint.

               (k) Debtor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment.


                6.  AMENDMENTS

                6.1  Sublimits.  Anything in the Financing
Agreements to the contrary notwithstanding, all sublimits set forth in the Financing Agreements shall be applied on an aggregate basis considering together both Pre-Petition Obligations and Post-

Petition Obligations in respect of any formula or other provision to which a sublimit may apply.

                6.2  Formulas and Availability Reserves.

                (a) Anything in the Financing Agreements to the contrary notwithstanding, all loans otherwise available to Debtor pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits under the Financing Agreements shall be subject to Lender's continuing right to establish and revise Availability Reserves.

                 (b) Anything in the Financing Agreements to the contrary notwithstanding, the borrowing formulas and the Availability Reserve provisions shall be applied on an aggregate basis considering together Pre-Petition Collateral and Post-Petition Collateral deemed by Lender to be eligible for lending purposes.

                  (c) Anything in the Financing Agreements to the contrary notwithstanding, the loans otherwise available to Debtor shall be subject to an Availability Reserve for the amount of claims for outstanding and unpaid administrative expenses or other claims which are or, in Congress' sole determination, may be senior to Congress' liens in the property of Debtor's estate pursuant to the Financing Order or otherwise.

                   (d) Anything in the Financing Agreements to the contrary notwithstanding, except in Lender's sole discretion, any postpetition increase in the outstanding principal amount of loans by Lender to Debtor based upon the post-petition increases of the percentages used in the borrowing formulas of (i) the Net Amount of Eligible Accounts in accordance with Section 6.3 hereof and (ii) the Value of Eligible Inventory (i.e., 60% being increased to 65%) in accordance with Section 6.11 hereof, shall not exceed the aggregate principal amount of $1,500,000 inclusive of any amounts previously advanced as provided for at Section 6.2(d) of the Ratification and Amendment Agreement, dated July 18, 1996 ("Supplemental Advance").

                     (e)  Anything in the Financing Agreements to
the contrary notwithstanding, the Availability Reserves shall be permanently increased in an amount equal to the proceeds received by Lender pursuant to the sale of Debtor's Collateral outside the ordinary course of Debtor's business prior to December 31, 1996, in accordance with the terms of Section 6.12(a)(ii) hereof.

           6.3  Accounts Advances.  Section 2.1 of the Accounts
Agreement is hereby deleted in its entirety and the following substituted therefor:

          "2.1 You shall, in your discretion, make loans to us from time to time, at our request, of in the aggregate up to ninety (90%) percent of the Net Amount of Eligible Accounts (or such greater or lesser percentage thereof as you shall in your sole discretion determine from time to time)."

           6.4  Interest and Fees.  Section 3.1 of the Accounts
Agreement is hereby deleted in its entirety and the following substituted therefor:

          "3.1 Interest shall be payable by us to you on the first day of each month upon the closing daily balances in our loan account for each day during the immediately preceding month, at a rate equal to two (2%) percent per annum in excess of the prime commercial interest rate (the "pre-default rate") from time to time publicly announced by CoreStates Bank, N.A., Philadelphia, Pennsylvania, whether or not such announced rate is the best rate available at such bank. The interest rate charged hereunder shall increase or decrease by an amount equal to each increase or decrease, respectively, in said prime loan rate, effective on the first day of the month after any change in said prime loan rate based on the prime loan rate in effect on the last day of the month in which any such change occurs."

     6.5 Conduct of Accounts. A new Section 5.5 is hereby inserted into the Accounts Agreement following Section 5.4 thereof, which new section shall read as follows:

     "5.5 You shall apply payments received or collected from us or any guarantors of the Obligations or for our account (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral, whether received by you pursuant to any lockbox, blocked account or other similar agreement or otherwise) to the Obligations in such order and manner as you, in your discretion, shall determine. You shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Without limiting the generality of the foregoing, you may, in your discretion, apply any such payments or proceeds first to the Pre-Petition Obligations until such PrePetition Obligations are paid and satisfied in full."

               6.6  Additional Financial Reporting Requirements.
Section 6.4 of the Accounts Agreement is hereby amended by adding the following sentence at the end thereof:

               "We will provide you with copies of all financial reports, schedules and other materials and information relating to the Collateral or the financial condition of the Debtors at any time furnished by us, or on our behalf, to the Bankruptcy Court, the U.S. Trustee, any creditors' committee or any of our shareholders, concurrently with the delivery thereof to the Bankruptcy Court, the U.S. Trustee, any creditors' committee creditors' committee or shareholders, as the case may be."

                6.7  Events of Default.

                     (a)  Section 8.1(d), (e) and (f) of the
Accounts Agreement are hereby deleted in their entirety and the following substituted therefor: "[Intentionally Deleted]"

                      (b)  Section 6 of the Covenant Supplement is
hereby amended by adding the following Sections:

                "6(c) any judgment, order or any other relief is obtained by any person in the Bankruptcy Court or otherwise against Debtor in connection with the default by Debtor in the payment of any principal or interest, if any, due on any indebtedness owed by Debtor, or in the performance of any of the other terms or covenants or evidence of such indebtedness, of any mortgage, security agreement, indenture, pledge or other agreement relating thereto or securing such indebtedness with respect to such contract, lease, license or other obligations owed to any person other than Lender; or

                 6(d) the occurrence of any condition or event which permits Lender to exercise any of the remedies set forth in the Financing Order, including, without limitation, any "Event of Default", as defined in the Financing Order; or

                 6(e) the termination or non-renewal of the Financing Agreements as provided for in paragraphs "30" or "32" of the Final Financing Order; or

                 6(f) Debtor suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, except as contemplated by this agreement or the Financing Order, or if a trustee, receiver or custodian is appointed for Debtor or any of its properties; or

                 6(g) there shall be a material adverse change in Debtor's business, assets or condition (financial or otherwise) after the date of the commencement of the Chapter
     11 case; or

                 6(h) conversion of Debtor's Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code; or

                 6(i) dismissal of Debtor's Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily; or

                 6(j) the grant of a lien on or other interest in any of Debtor's property or an administrative expense claim other than such administration expense claim permitted by the Financing Order or the Financing Agreement by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with Lender's security interest in or lien upon the Collateral; or

                  6(k) the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender); or

                  6(l) the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code; or

                  6(m) the appointment of an examiner with expanded or special powers pursuant to Section 1104(a) of the Bankruptcy Code; or

                  6(n) the filing of a plan of reorganization by Debtor or on its behalf which does not provide for payment in full of the Obligations on the effective date thereof; or

                  6(o) for any consecutive four week period commencing July 15, 1996, either (i) the "New Receivables", as such term is used in the cash flow projections provided by Debtor to Lender pursuant to the Financing Order (the "Cash Flow Projections") or (ii) the "Ending Availability", as such term is used in the Cash Flow Projections, is fifteen (15%) percent or more below the amount reflected in the "Budget" annexed as an exhibit to the Financing Order."

                  6(p) any party, other than Lender, commences a foreclosure action or otherwise seeks to enforce any junior lien or other right such party may have in and to any property of the estates of the Debtors upon which Lender holds or asserts a lien or security interest.

                  6.8 Term. The first sentence of Section 9.1 of the Accounts Agreement is hereby deleted in its entirety and the following substituted therefor:

               "This Agreement shall become effective as of the date hereof and shall continue in full force and effect for a term ending on the earlier of (i) December 31, 1996 or
     (ii) the date of expiration of Debtor's authority under the Financing Order to borrow on the terms and conditions set forth therein and in the Financing Agreements, unless sooner terminated pursuant to the terms hereof or the terms of the Financing Order or unless extended by further order of the Bankruptcy Court with your written consent."

                 6.9  Applicable Law.  Section 11.3 of the
Accounts Agreement is hereby deleted in its entirety and the following substituted therefor:

          "This Agreement and the other Financing Agreements and all other documents referred to herein or therein are being delivered in New York, New York and together with all transactions and the obligations and rights hereunder and thereunder shall be governed by, construed and interpreted in accordance with the laws of the State of New York, except to the extent that the provisions of the Bankruptcy Court are applicable and specifically conflict with the foregoing."

                6.10  Notices.  Section 10.1 of the Accounts
Agreement is hereby amended by adding that any notices, requests and demands also by sent to the following parties:

If to Debtor with a copy to:  Stutman, Treister & Glatt
                    3699 Wilshire Boulevard
                    Los Angeles, California 90010
                    Facsimile No. (213) 251-5288
                    Attn: Herman L. Glatt, Esq.
                          K. John Shaffer, Esq.

If to Lender with a copy to:  Otterbourg, Steindler, Houston &
                              Rosen, P.C.

                    230 Park Avenue
                    New York, New York  10169 Facsimile No. (212)
                    682-6104 Attn:  Jonathan N. Helfat, Esq.

                6.11  Inventory Loans.

                (a)  Section 2 of the Letter Agreement re:
Inventory Loans, dated May 25, 1993, by AWCL and NPM in favor of
Lender (the "Inventory Loan Letter") is hereby deleted in its entirety and the following substituted therefor:

          "2. In addition to loans which may be made by you to uspursuant to Section 2 of the Accounts Agreement, you shall, inyour sole discretion, make loans to us from time to time, at our request, of in the aggregate up to the following percentages of Value of the following categories of Eligible Inventory (or such greater or lesser percentages thereof as you shall, in your sole discretion, determine from time to time ):

          -65% of all raw materials wherever located;

          -65% of all finished goods wherever located;

          -50% of all packaging supplies subject to buyback agreements with customers;

          -25% of packaging supplies otherwise deemed eligible by you;


          (b) Section 3 of the Inventory Loan Letter is hereby deleted in its entirety and the following substituted therefor:

          "3. Except in your sole discretion, the outstanding aggregate principal amount of loans by you to both of us pursuant to this letter shall not exceed, at any time, the lower of (a) the aggregate amount of the above percentages of Value of Eligible Inventory or (b) $15,000,000."

           6.12 Sale of Collateral. Anything in the Financing Agreements to the contrary notwithstanding, and provided no Event of Default has occurred, if any sale of Collateral is made by or on behalf of Debtor outside the ordinary course of Debtor's business prior to December 31, 1996, in an amount, after subtracting all related fees and expenses relating to the costs associated with such sale, which exceeds the advances made by Lender to Debtor with respect to such Collateral, the proceeds of such sale shall be distributed as follows: (a) Lender shall receive (i) the proceeds of such sale, after subtracting all fees and expenses relating to the costs associated with such sale, which equals the amount of the advances made by Lender to Debtor with respect to such Collateral plus (ii) fifty (50%) percent of the proceeds of such sale in excess thereof (the "Collateral Sale Surplus") but not to exceed the amount of Supplemental Advance outstanding at that time and (b) the Debtor shall be credited with the remaining amount of the Collateral Sale Surplus.

          7.    DEBTOR-IN-POSSESSION FACILITY FEE.

          Debtor shall pay to Lender a Debtor-in-Possession Facility Fee in an amount equal to $50,000, which fee shall be fully earned as of and payable on the effective date of the Financing Order. At Lender's option, Lender may charge such fee directly to any loan account of Debtor with Lender. If the Debtor-in-Possession Facility Fee is paid in full prior to the entry of the Final Financing Order, then no additional Debtor-inPossession Facility Fee shall be due to Lender.

          8.    CONDITIONS PRECEDENT.

          It shall be a condition precedent to the effectiveness of this Ratification Agreement that Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee.

          9.    WAIVERS

                (a) Lender hereby waives the Pre-Petition Events of Default as set forth in Section 6 of the Covenant Supplement, as annexed hereto as Exhibit "D".

                 (b) Lender hereby waives the Pre-Petition Events of Default arising prior to the date hereof as set forth in Sections 8.1(a), (b) and (e) of the Accounts Agreement.

                 (c) Lender has not waived and is not by this Ratification Agreement waiving, and has no intention of waiving, any other Event of Default which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, and Lender reserves the right, in its discretion, to exercise any or all of its rights and remedies arising under the terms of the Financing Agreements as a result of any Event of Default.


          10.    MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          10.2 Further Assurances. Debtor and Guarantors shall, at Debtor's expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, Uniform Commercial Code financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Lender of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Lender's opinion to evidence, perfect, maintain and enforce the security interests of Lender, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement, any of the other Financing Agreements or the Financing Order. Upon the request of Lender, at any time and from time to time, Debtor and Guarantors shall, at Debtor's cost and expense, do, make, execute, deliver and record, register or file, financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and will deliver to Lender such instruments evidencing items of Collateral as may be requested by Lender.

           10.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

           10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.

           10.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Debtor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by Debtor in connection herewith shall constitute an Event of Default under the Financing Agreements.

           10.6 Costs and Expenses. Debtor shall pay to Lender on demand all reasonable costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Financing Agreements and the Financing Order, including, without limitation: attorneys' and paralegals' fees and disbursements of counsel to Lender; costs and expenses (including attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Agreement, the other Financing Agreements, the Financing Order and the transactions contemplated thereby; costs and expenses of lien searches; taxes, fees and other charges for recording any agreements or documents with the office of Patents and Trademarks, the Copyright Office or any other governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Lender in the Collateral; sums paid or incurred to pay any amount or take any action required of Debtor under the Financing Agreements or the Financing Order that Debtor fail to pay or take; costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtor's operations by Lender or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Case; costs and expenses of preserving and protecting the Collateral; and costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Agreement, the other Financing Agreements and the Financing Order, or to defend any claims made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Debtor. All sums provided for in this Section 8.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements. Lender is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Lender with respect to Debtor.

          10.7 Effectiveness. This Agreement shall become effective upon the execution hereof by Lender and the entry of the Financing Order.

          IN WITNESS WHEREOF, the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

                         AMERICAN WHITE CROSS, INC.
                         Debtor and Debtor-in-Possession

                         By: -------------------------------------


                         Title:-----------------------------------


                         CONGRESS FINANCIAL CORPORATION
                          (NEW ENGLAND)


                         By: --------------------------------------

                         Title: -----------------------------------

                         WEAVER MANUFACTURING CORPORATION
                         Debtor and Debtor-in-Possession

                         By: --------------------------------------

                         Title: -----------------------------------


                         ACME/CHASTON PUERTO RICO, INC.
                         Debtor and Debtor-in-Possession

                         By: --------------------------------------

                         Title: -----------------------------------

                            EXHIBIT A

                            Equipment

                            EXHIBIT B

                           Agreements


      A.     Financing Agreements

      1. Amended and Restated Accounts Financing Agreement [Security Agreement], dated May 25, 1993, between Congress Financial Corporation ("Lender") and American White Cross, Inc. ("Debtor"), the surviving corporation of the merger of The American White Cross Laboratories, Inc. ("AWCL") into NPM Healthcare Products, Inc. ("NPM"), whose name was thereafter changed to American White Cross, Inc.

       2.  Covenant Supplement to Accounts Financing Agreement
[Security Agreement], dated May 25, 1993, between Lender and
Debtor.

       3. Inventory and Equipment Security Agreement Supplement to Amended and Restated Accounts Financing Agreement [Security
Agreement], dated May, 1993, by Debtor in favor of Lender.

       4. Inventory and Equipment Security Agreement Supplement to Amended and Restated Accounts Financing Agreement [Security
Agreement], dated May, 1993, by Debtor in favor of Lender.

       5.  Letter Agreement re: Inventory Loans, dated May 25,
1993, by Debtor in favor of Lender.

       6.  Collateral Assignment of Trademarks (Security
Agreement), dated May 25, 1993, between Debtor and Lender.

       7.  Amendment to Collateral Assignment of Trademarks
(Security Agreement), dated May 25, 1993, between Debtor and
Lender.

       8. Collateral Assignment of Patents (Security Agreement), dated May 25, 1993, between Debtor and Lender.

9.  Collateral Assignment of Rights under Stock Purchase
Agreement, dated May, 1993, between Debtor and Lender.

       10.  Amendments to Financing Agreements:

           (a) First Amendment to Accounts Financing Agreement, dated as of November 30, 1993;

            (b)  Second Amendment to Accounts Financing
Agreement, dated March 1, 1994;

            (c) Third Amendment to Accounts Financing Agreement, dated as of October 6, 1995;

     11. Term Note, dated May 25, 1993, issued by NPM payable to the order of Lender in the original principal amount of $4,250,000 .

     12. Term Note, dated May 25, 1993, issued by AWCL payable to the order of Lender in the original principal amount of $1,750,000 .

     13.  Mortgage and Security Agreement, dated October 27,
1993, by Debtor in favor of Lender.

     14.  Mortgagee Agreement, dated April 8, 1991, between
Lender and Centerbank.

     15.  Lock Box and Blocked Account Agreement, dated May 28,
1993, by and among Philadelphia National Bank, incorporated as CoreStates Bank, N.A., Debtor and Lender.

B.    UCC-1 Financing Statements

      1.  UCC-1 Financing Statements - NPM

      (a)   New York
      (b)   New Jersey
      (c)   Connecticut
      (d)   Texas
      (e)   Illinois
      (f)   Nevada

      2.  UCC-1 Financing Statements -  AWCL

(a)   New York
      (b)   New Jersey
      (c)   Connecticut
      (d)   Texas
      (e)   Illinois
      (f)   Nevada

C.    Guarantor Agreements

      1.  Amended and Restated Guarantee and Waiver, dated May
25, 1993, by Acme/Chaston Puerto Rico, Inc. ("Acme") in favor of
Lender of the obligations of Debtor to Lender

       2.  Guarantee and Waiver, dated May 25, 1993, by Weaver
Manufacturing Corporation ("Weaver") in favor of Lender of the obligations of Debtor to Lender

       3.  General Security Agreement, dated May 25,
1993, by  Weaver in favor of Lender

       4. Amendments to Factor's Lien Contract and other Puerto Rico Security Documents, dated May 25, 1993, by Acme in favor of Lender

                            EXHIBIT C

                        Legal Description

         See real property descriptions annexed hereto.

                            EXHIBIT D

     Lender hereby waives the Events of Default arising prior to the date hereof as set forth in Section 6 of the Covenant
Supplement.

     Lender hereby waives the Events of Default arising prior to the date hereof as set forth in Sections 8.1(a), (b) and (e) of the Accounts Agreement.

                            EXHIBIT E

                   Existing Liens on Equipment

                   [To be provided by Debtor]

                            EXHIBIT F

                     Locations of Equipment

                   [To be provided by Debtor]